Exhibit 99.1

AEO Inc. Reports First Quarter Fiscal 2024 Results Reflecting Strong Execution on Powering Profitable Growth Strategy

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Record first quarter revenue of $1.1 billion, rising 6% to last year
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Operating profit of $78 million exceeded guidance
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Aerie achieved all-time high first quarter revenue with comps up 6%
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American Eagle sequentially accelerated, with comps increasing 7%

May 29, 2024

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the first quarter fiscal 2024 ended May 4, 2024.

“Our strong first quarter results underscore the power of our iconic brand portfolio and demonstrate great progress on our Powering Profitable Growth strategy. We achieved record revenue, amplifying American Eagle’s and Aerie’s leading market positions and opportunity in casual apparel. We continued to offer exciting merchandise collections and customer activations, providing compelling in-store and digital shopping experiences. This, combined with actions to optimize our operations and drive efficiencies across the organization, contributed to meaningful profit expansion, which was ahead of expectations,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“As I look forward, I remain confident in our ability to deliver on our plans for 2024 and beyond. We have significant runway across our brands and we continue to execute with discipline as we drive our business to deliver sustained, profitable growth and returns to shareholders,” he continued.

First Quarter 2024 Results compared to First Quarter 2023 Results:

•
First quarter 2024 results are presented for the 13 weeks ended May 4, 2024 compared to the 13 weeks ended April 29, 2023. Comparable sales metrics are presented for the 13 weeks ended May 4, 2024 compared to the 13 weeks ended May 6, 2023.
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Total net revenue of $1.1 billion rose 6%.
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Store revenue rose 4%. Digital revenue increased 12%.

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Aerie revenue of $373 million rose 4%, with comp sales up 6%. American Eagle revenue of $725 million increased 8%, with comp sales growing 7%.
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Gross profit of $464 million increased 12%, reflecting a gross margin rate of 40.6%, expanding 240 basis points. Margin expansion was driven by strong inventory management, the company’s shift to a more profitable clearance strategy, lower product and transportation costs and leverage on expenses including rent, delivery, and distribution and warehousing.
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Selling, general and administrative expense of $333 million was up 7%. This was roughly in-line with sales growth and consistent with our guidance.
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Operating income of $78 million, compared to GAAP operating income of $23 million and adjusted operating income of $44 million last year. Compared to last year’s adjusted result, operating income increased 76% and the operating margin of 6.8% expanded 270 basis points.
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Diluted earnings per share of $0.34. Average diluted shares outstanding were 201 million.

Inventory

Total ending inventory increased 9% to $681 million, with units up 10%. Ending inventory includes higher end of season merchandise due to the company’s shift to a more profitable clearance strategy. Inventory levels are healthy and well positioned to fuel growth initiatives.

Shareholder Returns

In the first quarter, the company returned approximately $60 million in cash to shareholders.

This included the repurchase of 1.5 million shares for approximately $35 million. The company continues to have 28.5 million shares remaining for repurchase under the current authorization.

Additionally, the company paid a quarterly cash dividend of $0.125 per share, or approximately $25 million.

Capital Expenditures

Capital expenditures totaled $36 million in the first quarter. For fiscal 2024, management continues to expect capital expenditures to approximate $200 to $250 million.

Outlook

For fiscal 2024, management continues to expect operating income in the range of $445 to $465 million. This reflects revenue up 2 to 4% to last year, including an approximately one point headwind from one less selling week due to the retail calendar shift.

For the second quarter, management expects operating income in the range of $95 to $100 million. This reflects revenue up high-single digits, including an approximately $55 million positive impact from the retail calendar shift.

Webcast and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 pm Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico and Hong Kong and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 300 international locations operated by licensees in approximately 30 countries. To learn more about AEO and the company’s commitment to Planet, People and Practices, please visit www.aeo-inc.com.

Non-GAAP Measures

This release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including adjusted operating income for first quarter fiscal 2023. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements and provides a higher degree of transparency.

These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

The tables included in this release reconcile the GAAP financial measures to the non-GAAP financial measures discussed above.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, second fiscal quarter and annual fiscal 2024 results. Words such as “outlook,” "estimate,"

"project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

CONTACT:

Line Media

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)	May 4, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$300,518	$117,841
Merchandise inventory	681,062	624,851
Accounts receivable, net	230,934	259,074
Prepaid expenses and other	98,803	127,735
Total current assets	1,311,317	1,129,501
Operating lease right-of-use assets	1,123,649	1,053,938
Property and equipment, at cost, net of accumulated depreciation	703,551	762,433
Goodwill, net	225,253	264,896
Non-current deferred income taxes	89,332	13,034
Intangible assets, net	45,178	92,399
Other assets	58,937	57,693
Total assets	$3,557,217	$3,373,894
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$225,480	$212,318
Current portion of operating lease liabilities	303,603	321,430
Accrued compensation and payroll taxes	64,502	43,550
Unredeemed gift cards and gift certificates	57,373	57,014
Accrued income and other taxes	50,716	13,812
Other current liabilities and accrued expenses	71,655	68,313
Total current liabilities	773,329	716,437
Non-current liabilities:
Non-current operating lease liabilities	1,002,529	987,048
Long-term debt, net	—	30,225
Other non-current liabilities	29,003	21,168
Total non-current liabilities	1,031,532	1,038,441
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	345,922	324,396
Accumulated other comprehensive loss	(15,722)	(26,777)
Retained earnings	2,267,785	2,130,108
Treasury stock	(848,125)	(811,207)
Total stockholders’ equity	1,752,356	1,619,016
Total liabilities and stockholders’ equity	$3,557,217	$3,373,894

Current Ratio	1.70	1.58

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	May 4, 2024		April 29, 2023
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,143,867	100.0%	$1,080,926	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	679,628	59.4	667,747	61.8
Gross profit	464,239	40.6	413,179	38.2
Selling, general and administrative expenses	333,493	29.2	312,345	28.9
Impairment and restructuring charges	-	0.0	21,275	2.0
Depreciation and amortization expense	52,910	4.6	56,728	5.2
Operating income	77,836	6.8	22,831	2.1
Interest (income) expense, net	(3,439)	(0.3)	690	0.1
Other (income), net	(1,396)	(0.1)	(3,311)	(0.3)
Income before income taxes	$82,671	7.2	$25,452	2.3
Provision for income taxes	14,919	1.3	6,999	0.6
Net income	$67,752	5.9%	$18,453	1.7%

Net income per basic share	$0.34		$0.09
Net income per diluted share	$0.34		$0.09

Weighted average common shares outstanding - basic	196,429		194,487
Weighted average common shares outstanding - diluted	201,310		197,160

GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
	13 Weeks Ended
	April 29, 2023
	Operating Income	Provision for Income Taxes	Net Income	Earnings per Diluted Share
GAAP Basis	$22,831	$6,999	$18,453	$0.09
% of Revenue	2.1%		1.7%

Add: Impairment, restructuring and other charges (1)	$21,275		$15,424	$0.08

Tax effect of the above (2)		$5,851

Non-GAAP Basis	$44,106	$12,850	$33,877	$0.17
% of Revenue	4.1%		3.1%

The following footnotes relate to impairment, restructuring, and other charges recorded in the 13 weeks ended April 29, 2023:

(1)
$21.3 million of charges related to Quiet Platforms restructuring:
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$10.8 million of long-term asset impairment primarily related to technology, which is no longer a part of the long-term strategy
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$5.6 million of severance based on this revised strategy
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$4.9 million of contract related charges

All impairments were recorded due to insufficient prospective cash flows to support the asset value.

(2) The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(unaudited)
	13 Weeks Ended
(In thousands)	May 4, 2024	April 29, 2023
Net Revenue:
American Eagle	$724,744	$671,092
Aerie	372,652	359,082
Other	54,984	109,357
Intersegment Elimination	(8,513)	(58,605)
Total Net Revenue	$1,143,867	$1,080,926

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)
13 Weeks Ended
May 4, 2024
Consolidated stores at beginning of period	1,182
Consolidated stores opened during the period
AE Brand (1)	3
Aerie (incl. OFFL/NE) (2)	1
Todd Snyder	-
Unsubscribed	-
Consolidated stores closed during the period
AE Brand (1)	(8)
Aerie (incl. OFFL/NE) (2)	(4)
Unsubscribed	(1)
Total consolidated stores at end of period	1,173

Stores by Brand
AE Brand (1)	846
Aerie (incl. OFFL/NE) (2)	307
Todd Snyder	15
Unsubscribed	5
Total consolidated stores at end of period	1,173

Total gross square footage at end of period (in '000)	7,221

International license locations at end of period (3)	315

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.
(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.
(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.